Exhibit 99.1

  Bank of the Ozarks, Inc. Announces Record Second Quarter Earnings

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 13, 2004--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced record earnings for the quarter ended June 30, 2004. Net income for the quarter was $6,260,000, a 29.3% increase over net income of $4,840,000 for the second quarter of 2003. Diluted earnings per share were $0.38 for the second quarter of 2004 compared to $0.30 for the second quarter of 2003, an increase of 26.7%.
    For the six months ended June 30, 2004, net income totaled $12,225,000, a 31.2% increase over net income of $9,315,000 for the first six months of 2003. Diluted earnings per share for the first six months of 2004 were $0.74, compared to $0.58 for the comparable period in 2003, an increase of 27.6%.
    The Company's annualized returns on average assets and average stockholders' equity for the second quarter of 2004 were 1.67% and 24.63%, respectively, compared with 1.69% and 23.89%, respectively, for the second quarter of 2003. Annualized returns on average assets and average stockholders' equity for the six months ended June 30, 2004 were 1.68% and 24.03%, respectively, compared with 1.71% and 24.09%, respectively, for the six months ended June 30, 2003.
    Loans and leases were $1.021 billion at June 30, 2004 compared to $826 million at June 30, 2003, an increase of 23.7%. Deposits were $1.189 billion at June 30, 2004 compared to $947 million at June 30, 2003, an increase of 25.5%. Total assets were $1.516 billion at June 30, 2004, a 26.9% increase from $1.194 billion at June 30, 2003.
    Stockholders' equity was $100.3 million at June 30, 2004 compared to $90.0 million at June 30, 2003. Book value per share was $6.12 at June 30, 2004 compared to $5.59 at June 30, 2003. The Company's ratio of common equity to assets was 6.62% as of June 30, 2004 compared to 7.54% as of June 30, 2003, and its ratio of tangible common equity to assets was 6.19% as of June 30, 2004 compared to 7.04% as of June 30, 2003.
    In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, "In the first half of 2004, our deposits grew 24% and loans and leases grew 25% on an annualized basis. This strong growth contributed to record net interest income, service charge income, net income and earnings per share in both the first and second quarters. We have now achieved 14 consecutive quarters of record net income and earnings per share, and we have reported record net income in 28 of the last 30 quarters. Our second quarter asset quality ratios were among the best we have reported as a public company, and our efficiency ratio was excellent even though we incurred a substantial charge in connection with the prepayment of our 9% trust preferred securities. We added four new offices during the second quarter, bringing our total number of office additions in the first half of 2004 to five, as we continued our growth and de novo branching strategy."

    NET INTEREST INCOME

    Net interest income for the second quarter of 2004 increased 25.0% to $14,721,000 compared to $11,775,000 for the second quarter of 2003. The Company has now achieved 13 consecutive quarters of record net interest income. Net interest margin, on a fully taxable equivalent basis, was 4.43% in the second quarter of 2004 compared to 4.54% in the second quarter of 2003, a decrease of 11 basis points. Net interest income for the six months ended June 30, 2004 increased 26.5% to $28,640,000 compared to $22,641,000 for the six months ended June 30, 2003. The Company's net interest margin for the first half of 2004 was 4.46% compared to 4.56% for the first half of 2003, a decrease of ten basis points.

    NON-INTEREST INCOME

    Non-interest income for the second quarter of 2004 was $5,204,000 compared with $4,582,000 for the second quarter of 2003, a 13.6% increase. Non-interest income for the six months ended June 30, 2004 was $9,197,000 compared to $8,116,000 for the six months ended June 30, 2003, a 13.3% increase. The Company achieved record service charges on deposit accounts in the second quarter, giving the Company its fifth consecutive quarter of record service charge income. Mortgage lending income for the second quarter and first half of 2004 was down from the level achieved in the comparable periods of 2003, primarily because of a reduction in refinancing activity. During the second quarter of 2004, the Company realized net gains of $752,000 from sales of securities. These gains offset a portion of the second quarter charge of $852,000 incurred as a result of the Company's prepayment of its $17.3 million of 9% trust preferred securities.

    NON-INTEREST EXPENSE

    Non-interest expense for the second quarter of 2004 was $9,610,000 compared with $7,754,000 for the second quarter of 2003, an increase of 23.9%. The Company's efficiency ratio for the quarter ended June 30, 2004 was 46.9% compared to 46.8% for the second quarter of 2003. Non-interest expense for the first six months of 2004 was $17,993,000 compared with $14,508,000 for the first six months of 2003, an increase of 24.0%. The Company's efficiency ratio for the first six months of 2004 was 46.1% compared to 46.6% for the first six months of 2003.
    Approximately 46%, or $852,000, of the increase in the Company's second quarter 2004 non-interest expense compared to the second quarter of 2003 was a result of the write-off of deferred debt issuance costs in connection with the June 18, 2004 prepayment of $17.3 million of 9% trust preferred securities. The remaining increase was primarily attributable to the Company's continued growth and expansion.
    Mr. Gleason stated, "While the charge to write off the deferred debt issuance costs increased our non-interest expense and efficiency ratio for the second quarter and first half of 2004, we expect prepayment of the 9% trust preferred securities to generate interest savings in coming quarters. Of course our growth and de novo branching strategy necessarily entails growth in overhead as we routinely add new offices and staff. While we carefully monitor and manage overhead growth, our goal is to grow revenue at a rate in excess of our rate of growth in overhead. This strong focus on revenue growth has allowed us to report excellent efficiency ratios in recent years."

    ASSET QUALITY, CHARGE-OFFS AND RESERVES

    Nonperforming loans and leases as a percent of total loans and leases were 0.25% at June 30, 2004 compared to 0.53% as of June 30, 2003. Nonperforming assets as a percent of total assets were 0.21% as of June 30, 2004 compared to 0.42% as of June 30, 2003. The Company's ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases, was 0.44% at June 30, 2004 compared to 0.76% at June 30, 2003. The Company's annualized net charge-off ratio for the second quarter of 2004 was 0.16%, identical to the ratio for the second quarter of 2003. The Company's annualized net charge-off ratio was 0.10% for the first six months of 2004 compared to 0.23% for the first six months of 2003. The Company's June 30, 2004 past due ratio was the best it has reported since its 1997 initial public offering, and its ratio of nonperforming assets equaled the best such ratio it has previously reported as a public company.
    The Company's allowance for loan and lease losses equaled $15.1 million at June 30, 2004, or 1.48% of total loans and leases, compared to $12.6 million, or 1.52% of total loans and leases, at June 30, 2003. This $2.5 million increase in the allowance for loan and lease losses over the past twelve months is a result of the growth in the Company's loan and lease portfolio. As of June 30, 2004, the Company's allowance for loan and lease losses equaled 584% of its total nonperforming loans and leases.

    GROWTH AND EXPANSION

    The Company continued its growth and de novo branching strategy in the quarter just ended adding a total of four new banking offices. These included the conversion of its Frisco, Texas loan production office into a temporary banking office and the addition of three new Arkansas banking offices: a second Van Buren office, a fourth Conway office and a second Russellville office.
    The Company expects to continue its growth and de novo branching strategy in the remainder of 2004. During the third quarter it expects to add a third North Little Rock office and plans to relocate its Little Rock Cantrell West office to an in-store branch in a new Wal-Mart Supercenter. During the fourth quarter it expects to add three additional offices including an eighth Little Rock office, a Sherwood office and its fourth North Little Rock office.
    If the Company opens these offices as expected, it will meet its full year 2004 goal of adding a total of eight new Arkansas banking offices, converting its Frisco, Texas loan production office to a temporary banking office (completed in the second quarter) and relocating various other temporary offices to new permanent facilities. Opening new offices is subject to availability of suitable sites, hiring qualified personnel, obtaining regulatory approvals and many other conditions and contingencies.

    CONFERENCE CALL

    Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CDT (11:00 a.m. EDT) on Wednesday, July 14, 2004. The call will be available live or in recorded version on the Company's website www.bankozarks.com under "Investor Relations" or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for Bank of the Ozarks' conference call. A recorded playback of the entire call will be available on the Company's website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 8403397. The telephone playback will be available through July 28, 2004, and the website recording of the call will be available for 12 months.

    GENERAL

    This release contains forward looking statements regarding the Company's plans, expectations and outlook for the future including, among others, statements regarding the opening of new offices, conversion or relocation of existing offices and interest savings resulting from prepayment of its 9% trust preferred securities. Actual results may differ materially from those projected in such forward looking statements, due, among other things, to continued interest rate changes, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of securities, the ability to attract new deposits and loans, delays in identifying, acquiring and opening satisfactory sites, delays in or inability to obtain required regulatory approvals or charters, as well as other factors identified in this press release or in Management's Discussion and Analysis under the caption "Forward Looking Information" contained in the Company's 2003 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
    Bank of the Ozarks, Inc. trades on the NASDAQ National Market under the symbol "OZRK". The Company owns a state chartered subsidiary bank that conducts banking operations through 45 offices in 26 communities throughout northern, western and central Arkansas, one banking office in Frisco, Texas and loan production offices in Charlotte, North Carolina and Dallas, Texas. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company's website is: www.bankozarks.com.

                       Bank of the Ozarks, Inc.
                 Selected Consolidated Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                               Quarters Ended
                                                  June 30,
                                       -------------------------------
                                            2004      2003   % Change
                                       -------------------------------
Income statement data:
---------------------------------------
 Net interest income                   $   14,721 $   11,775     25.0%
 Provision for loan and lease losses        1,045      1,095     (4.6)
 Non-interest income                        5,204      4,582     13.6
 Non-interest expense                       9,610      7,754     23.9
 Net income                                 6,260      4,840     29.3

Common stock data:(a)
---------------------------------------
 Net income per share - diluted        $     0.38 $     0.30     26.7%
 Net income per share - basic                0.38       0.30     26.7
 Cash dividends per share                    0.07      0.055     27.3
 Book value per share                        6.12       5.59      9.5
 Diluted shares outstanding (thousands)    16,616     16,122
 End of period shares outstanding
  (thousands)                              16,391     16,109

Balance sheet data at period end:
---------------------------------------
 Total assets                          $1,516,175 $1,194,463     26.9%
 Total loans and leases                 1,021,199    825,726     23.7
 Allowance for loan and lease losses       15,113     12,579     20.1
 Total investment securities              371,675    268,408     38.5
 Goodwill                                   5,243      4,870      7.7
 Other intangibles - net of
  amortization                              1,577      1,566      0.7
 Total deposits                         1,188,675    947,074     25.5
 Repurchase agreements with customers      39,227     37,697      4.1
 Other borrowings                         155,702     98,594     57.9
 Subordinated debentures                   28,867     17,784     62.3
 Stockholders' equity                     100,322     90,018     11.4
 Loan and lease to deposit ratio            85.91%     87.19%

Selected ratios:
---------------------------------------
 Return on average assets(b)                 1.67%      1.69%
 Return on average stockholders'
  equity(b)                                 24.63      23.89
 Average equity to total average assets      6.79       7.09
 Net interest margin - FTE(b)                4.43       4.54
 Overhead ratio(b)                           2.57       2.71
 Efficiency ratio                           46.86      46.81
 Allowance for loan and lease losses to
  total loans and leases                     1.48       1.52
 Nonperforming loans and leases to
  total loans and leases                     0.25       0.53
 Nonperforming assets to total assets        0.21       0.42
 Net charge-offs to average loans and
  leases(b)                                  0.16       0.16

Other information:
---------------------------------------
 Non-accrual loans and leases          $    2,587 $    4,413
 Accruing loans and leases - 90 days
  past due                                      -          -
 ORE and repossessions                        624        628

                                              Six Months Ended
                                                  June 30,
                                       -------------------------------
                                            2004      2003   % Change
                                       -------------------------------
Income statement data:
--------------------------------------
 Net interest income                   $   28,640 $   22,641     26.5%
 Provision for loan and lease losses        1,790      1,845     (3.0)
 Non-interest income                        9,197      8,116     13.3
 Non-interest expense                      17,993     14,508     24.0
 Net income                                12,225      9,315     31.2

Common stock data:(a)
--------------------------------------
 Net income per share - diluted        $     0.74 $     0.58     27.6%
 Net income per share - basic                0.75       0.59     27.1
 Cash dividends per share                    0.14      0.115     21.7
 Book value per share                        6.12       5.59      9.5
 Diluted shares outstanding
  (thousands)                              16,599     16,066
 End of period shares outstanding
  (thousands)                              16,391     16,109

Balance sheet data at period end:
--------------------------------------
 Total assets                          $1,516,175 $1,194,463     26.9%
 Total loans and leases                 1,021,199    825,726     23.7
 Allowance for loan and lease losses       15,113     12,579     20.1
 Total investment securities              371,675    268,408     38.5
 Goodwill                                   5,243      4,870      7.7
 Other intangibles - net of
  amortization                              1,577      1,566      0.7
 Total deposits                         1,188,675    947,074     25.5
 Repurchase agreements with customers      39,227     37,697      4.1
 Other borrowings                         155,702     98,594     57.9
 Subordinated debentures                   28,867     17,784     62.3
 Stockholders' equity                     100,322     90,018     11.4
 Loan and lease to deposit ratio            85.91%     87.19%

Selected ratios:
--------------------------------------
 Return on average assets(b)                 1.68%      1.71%
 Return on average stockholders'
  equity(b)                                  24.03      24.09
 Average equity to total average
  assets                                     7.01       7.10
 Net interest margin - FTE(b)                4.46       4.56
 Overhead ratio(b)                           2.48       2.66
 Efficiency ratio                           46.12      46.63
 Allowance for loan and lease losses
  to total loans and leases                  1.48       1.52
 Nonperforming loans and leases to
  total loans and leases                     0.25       0.53
 Nonperforming assets to total assets        0.21       0.42
 Net charge-offs to average loans and
  leases(b)                                  0.10       0.23

Other information:
--------------------------------------
 Non-accrual loans and leases          $    2,587 $    4,413
 Accruing loans and leases - 90 days
  past due                                      -          -
 ORE and repossessions                        624        628

   (a) Adjusted to give effect to 2-for-1 stock split effective
       December 10, 2003

   (b) Ratios annualized based on actual days

   Note: All data adjusted to comply to FASB Interpretation No. 46

                       Bank of the Ozarks, Inc.
                 Supplemental Quarterly Financial Data
           (Dollars in Thousands, Except Per Share Amounts)
                               Unaudited

                                  9/30/02  12/31/02  3/31/03  6/30/03
                                 --------- --------- -------- --------
Earnings Summary:
-----------------------------
 Net interest income             $ 10,442  $ 10,685 $ 10,866 $ 11,775
 Federal tax (FTE) adjustment          95       114      180      207
                                ---------- --------- -------- --------
 Net interest income (FTE)         10,537    10,799   11,046   11,982
 Loan and lease loss
  provision                        (1,080)   (1,085)    (750)  (1,095)
 Non-interest income                2,970     3,794    3,534    4,582
 Non-interest expense              (6,382)   (6,839)  (6,754)  (7,754)
                                ---------- --------- -------- --------
 Pretax income (FTE)                6,045     6,669    7,076    7,715
 FTE adjustment                       (95)     (114)    (180)    (207)
 Provision for taxes               (2,254)   (2,374)  (2,421)  (2,668)
                                ---------- --------- -------- --------
   Net income                    $  3,696  $  4,181 $  4,475 $  4,840
                                ========== ========= ======== ========

 Earnings per share -
  diluted(a)                     $   0.23  $   0.26 $   0.28 $   0.30

Non-interest Income Detail:
-----------------------------
 Trust income                    $    177  $    227 $    237 $    312
 Service charges on deposit
  accounts                          1,770     1,859    1,674    1,981
 Mortgage lending income              734     1,197    1,042    1,626
 Gain (loss) on sales of
  assets                                8         4       11       (8)
 Security gains (losses)                -         -        -       97
 Bank owned life insurance
  income                                -       236      284      291
 Other                                281       271      286      283
                                ---------- --------- -------- --------
   Total non-interest income     $  2,970  $  3,794 $  3,534 $  4,582

Non-interest Expense Detail:
-----------------------------
 Salaries and employee
  benefits                       $  3,653  $  4,078 $  4,068 $  4,511
 Net occupancy expense                872       887      994    1,095
 Write-off of deferred debt
  costs                                 -         -        -        -
 Other operating expenses           1,819     1,836    1,654    2,105
 Amortization of intangibles           38        38       38       43
                                ---------- --------- -------- --------
   Total non-interest expense    $  6,382  $  6,839 $  6,754 $  7,754

Allowance for Loan and Lease
 Losses:
-----------------------------
 Balance beginning of period     $  9,649  $ 10,308 $ 10,936 $ 11,124
 Allowance added in bank
  acquisition                           -         -        -      660
 Net charge offs                     (421)     (457)    (562)    (300)
 Loan and lease loss
  provision                         1,080     1,085      750    1,095
                                ---------- --------- -------- --------
   Balance at end of period      $ 10,308  $ 10,936 $ 11,124 $ 12,579

Selected Ratios:
-----------------------------
 Net interest margin - FTE(b)        4.78%     4.63%    4.63%    4.54%
 Overhead expense ratio(b)           2.72      2.71     2.61     2.71
 Efficiency ratio                   47.25     46.86    46.32    46.81
 Nonperforming loans and
  leases/total loans and leases      0.39      0.31     0.27     0.53
 Nonperforming assets/total
  assets                             0.34      0.24     0.21     0.42
 Loans and leases past due 30
  days or more, including past
  due non-accrual loans and
  leases, to total loans and
  leases                             0.83      0.75     0.77     0.76

                                   9/30/03 12/31/03  3/31/04  6/30/04
                                  -------- --------- -------- --------
Earnings Summary:
-----------------------------
 Net interest income             $ 12,658  $ 13,469 $ 13,919 $ 14,721
 Federal tax (FTE) adjustment         312       479      591      582
                                  -------- --------- -------- --------
 Net interest income (FTE)         12,970    13,948   14,510   15,303
 Loan and lease loss
  provision                        (1,050)     (970)    (745)  (1,045)
 Non-interest income                5,147     4,128    3,993    5,204
 Non-interest expense              (8,629)   (8,855)  (8,384)  (9,610)
                                  -------- --------- -----------------
 Pretax income (FTE)                8,438     8,251    9,374    9,852
 FTE adjustment                      (312)     (479)    (591)    (582)
 Provision for taxes               (2,852)   (2,160)  (2,818)  (3,010)
                                  -------- --------- -------- --------
   Net income                    $  5,274  $  5,612 $  5,965 $  6,260
                                  ======== ========= ======== ========

 Earnings per share -
  diluted(a)                     $   0.32  $   0.34 $   0.36 $   0.38

Non-interest Income Detail:
-----------------------------
 Trust income                    $    493  $    523 $    301 $    358
 Service charges on deposit
  accounts                          2,043     2,063    2,107    2,441
 Mortgage lending income            1,958       922      815      985
 Gain (loss) on sales of
  assets                                8         8      100       20
 Security gains (losses)               36        11        -      752
 Bank owned life insurance
  income                              299       258      253      254
 Other                                310       343      417      394
                                  -------- --------- -------- --------
   Total non-interest income     $  5,147  $  4,128 $  3,993 $  5,204

Non-interest Expense Detail:
-----------------------------
 Salaries and employee
  benefits                       $  5,186  $  4,647 $  4,851 $  4,973
 Net occupancy expense              1,179     1,152    1,213    1,254
 Write-off of deferred debt
  costs                                 -         -        -      852
 Other operating expenses           2,202     2,994    2,258    2,466
 Amortization of intangibles           62        62       62       65
                                  -------- --------- -------- --------
   Total non-interest expense    $  8,629  $  8,855 $  8,384 $  9,610

Allowance for Loan and Lease
 Losses:
-----------------------------
 Balance beginning of period     $ 12,579  $ 13,100 $ 13,820 $ 14,460
 Allowance added in bank
  acquisition                           -         -        -        -
 Net charge offs                     (529)     (250)    (105)    (392)
 Loan and lease loss
  provision                         1,050       970      745    1,045
                                  -------- --------- -------- --------
   Balance at end of period      $ 13,100  $ 13,820 $ 14,460 $ 15,113

Selected Ratios:
-----------------------------
 Net interest margin - FTE(b)        4.48%     4.45%    4.48%    4.43%
 Overhead expense ratio(b)           2.75      2.61     2.39     2.57
 Efficiency ratio                   47.63     48.99    45.31    46.86
 Nonperforming loans and
  leases/ total loans and leases     0.50      0.47     0.36     0.25
 Nonperforming assets/total
  assets                             0.41      0.36     0.28     0.21
 Loans and leases past due 30
  days or more, including past due
  non-accrual loans and leases,
  to total loans and leases          0.64      0.77     0.46     0.44

   (a) Adjusted to give effect to 2-for-1 stock split effective
       December 10, 2003

   (b) Annualized

   Note: All data adjusted to comply to FASB Interpretation No. 46

                       Bank of the Ozarks, Inc.
     Average Consolidated Balance Sheet and Net Interest Analysis
                        (Dollars in Thousands)
                               Unaudited
                                                  Quarter Ended
                                                  June 30, 2004
                                            --------------------------
                                              Average   Income/ Yield/
                                              Balance   Expense  Rate
                                            ----------- ------- ------
   ASSETS
Earnings assets:
 Interest bearing deposits and federal
  funds sold                                $      400 $     5   4.58%
 Investment securities:
  Taxable                                      308,915   3,743   4.87
  Tax-exempt - FTE                              90,906   1,605   7.10
 Loans and leases - FTE                        988,794  15,593   6.34
                                            ----------- -------
    Total earnings assets                    1,389,015  20,946   6.06
Non-earning assets                             116,337
                                            -----------
    Total assets                            $1,505,352
                                            ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing transaction  $ 410,197  $   960  0.94%
  Time deposits of $100,000 or more           379,707    1,614  1.71
  Other time deposits                         239,714    1,103  1.85
                                           ----------- --------
    Total interest bearing deposits         1,029,618    3,677  1.44
 Repurchase agreements with customers          32,669       84  1.03
 Other borrowings                             171,053    1,231  2.90
 Subordinated debentures                       44,305      651  5.91
                                           ----------- --------
    Total interest bearing liabilities      1,277,645    5,643  1.78
Non-interest bearing liabilities:
 Non-interest bearing deposits                121,011
 Other non-interest bearing liabilities         4,457
                                           -----------
    Total liabilities                       1,403,113
Stockholders' equity                          102,239
                                           -----------
    Total liabilities and stockholders'
     equity                                $1,505,352
                                           ===========
Interest rate spread - FTE                                      4.28%

                                                       --------
Net interest income - FTE                              $15,303
                                                       ========
Net interest margin - FTE                                       4.43%

                                                 Six Months Ended
                                                  June 30, 2004
                                            --------------------------
                                              Average   Income/ Yield/
                                              Balance   Expense  Rate
                                            ----------- ------- ------
   ASSETS
Earnings assets:
 Interest bearing deposits and federal
  funds sold                                $      414 $     9   4.39%
 Investment securities:
  Taxable                                      292,762   6,975   4.79
  Tax-exempt - FTE                              92,234   3,238   7.06
 Loans and leases - FTE                        959,756  30,546   6.40
                                            ----------- -------
    Total earnings assets                    1,345,166  40,768   6.09
Non-earning assets                             114,367
                                            -----------
    Total assets                            $1,459,533
                                            ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Deposits:
  Savings and interest bearing
   transaction                              $  403,087 $  1,855  0.93%
  Time deposits of $100,000 or
   more                                        377,926    3,129  1.67
  Other time deposits                          227,908    2,098  1.85
                                            ----------- -------
    Total interest bearing
     deposits                                1,008,921    7,082  1.41
 Repurchase agreements with
  customers                                     29,495      149  1.02
 Other borrowings                              151,236    2,368  3.15
 Subordinated debentures                        45,478    1,356  6.00
                                            ----------- -------
    Total interest bearing
     liabilities                             1,235,130   10,955  1.78
Non-interest bearing
 liabilities:
 Non-interest bearing deposits                 117,650
 Other non-interest bearing
  liabilities                                    4,431
                                            -----------
    Total liabilities                        1,357,211
Stockholders' equity                           102,322
                                            -----------
    Total liabilities and
     stockholders' equity                   $1,459,533
                                            ===========
Interest rate spread - FTE                                       4.31%

                                                        --------
Net interest income - FTE                               $29,813
                                                        ========
Net interest margin - FTE                                        4.46%


    CONTACT: Bank of the Ozarks, Inc., Little Rock
             Susan Blair, 501-978-2217